Filed Pursuant to Rule 424(b)(2)
Registration Number 333-146360
A filing fee of $20,918.22, calculated in accordance with
Rule 457(r), has been transmitted to the SEC
in connection with the securities offered from the
registration statement (File No. 333-146360)
by means of this prospectus supplement.

PROSPECTUS SUPPLEMENT

(To prospectus dated September 27, 2007)

Wynn Resorts, Limited

3,750,000 Shares

Common Stock

This is a public offering of common stock of Wynn Resorts, Limited. We are offering 3,750,000 shares of our common stock. Our common stock is quoted on the Nasdaq Global Select Market under the symbol “WYNN.” On September 27, 2007, the last reported sale price of our common stock was $166.98 per share.

Investing in our common stock involves risks that are described beginning on page S-2 and in our periodic reports filed with the Securities and Exchange Commission.

None of the Securities and Exchange Commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$158.00	$592,500,000
Underwriting Discounts and Commissions	$4.00	$15,000,000
Proceeds to Wynn Resorts, Limited (before expenses)	$154.00	$577,500,000

We have granted the underwriter the right to purchase up to 562,500 additional shares of common stock to cover over-allotments.

Deutsche Bank Securities

Sole Book-Running Manager

The date of this prospectus supplement is September 28, 2007

Unless the context otherwise requires or unless otherwise specified, all references in this prospectus to “Wynn Resorts,” “the Company,” “we,” “us” or “our,” or similar terms, refer to Wynn Resorts, Limited and its consolidated subsidiaries.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under the shelf registration process, from time to time, we may offer shares of common stock. In the accompanying prospectus, we provide you with a general description of the shares of our common stock that we may offer under the prospectus. In this prospectus supplement, we provide you with specific information about the terms of this offering. Both this prospectus supplement and the prospectus include, or incorporate by reference, important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the prospectus. If any specific statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the prospectus, as well as the additional information described under “Where You Can Find More Information” in the accompanying prospectus before investing in our common stock.

RISK FACTORS

Before deciding to invest in our common stock, you should carefully consider each of the following risk factors and all of the other information set forth in this prospectus supplement and in the accompanying prospectus and incorporated in this prospectus supplement and in the accompanying prospectus by reference, including in Item 1A and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2006.

The risks and uncertainties described below and incorporated by reference herein are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition, cash flow and results of operations could be materially adversely affected. In that case, the value of our common stock could decline substantially.

Risks Relating to the Offering

The price of our common stock may fluctuate significantly, which may make it difficult for you to resell the common stock issuable when you want or at prices you find attractive.

The price of shares of our common stock on the Nasdaq Global Select Market constantly changes. We expect that the market price of our common stock will continue to fluctuate. Holders of our common stock will be subject to the risk of volatility and depressed prices of our common stock.

Our stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	developments in construction of Wynn Las Vegas or Wynn Macau;

•	developments generally affecting the casino/hotel and resorts industries;

•	announcements by third parties of significant claims or proceedings against us;

•	changes in government regulations and governmental approval of gaming activities;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	future sales of our equity or equity-linked securities; and

•	general domestic and international economic conditions.

General market fluctuations, industry factors and general economic and geopolitical conditions and events, such as economic slowdowns or recessions, consumer confidence in the economy, recent terrorist attacks and ongoing military conflicts, also could cause our stock price to decrease.

In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations also may adversely affect the market price of our common stock.

Future sales of our common stock could cause the market price of our common stock to decline.

As of the date of this prospectus, our officers and directors beneficially own 50,393,383 shares of common stock. We and our executive officers and directors have agreed with Deutsche Bank Securities Inc., subject to certain exceptions, not to directly or indirectly offer, sell, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, or enter into any hedging transaction relating to the common stock, during the period from the date of this prospectus until 60 days after the date of this prospectus, except with the prior written consent of Deutsche Bank Securities Inc. Upon the expiration of the 60-day lockup period, our officers and directors will be able to sell these shares into the public market. In addition, as of September 27, 2007, there were 2,663,250 shares of our common stock reserved and subject to issuance upon exercise of outstanding options and warrants and the vesting of restricted stock.

We cannot predict the effect, if any, that the future issuance or market sales of shares of our common stock will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, or the perception that such sales are likely to occur, could materially adversely affect the prevailing market price for our common stock and could impair our future ability to raise capital through an offering of equity or equity-linked securities.

USE OF PROCEEDS

We intend to use the proceeds from the sale of the common stock in this offering for general corporate purposes and to enhance our financial flexibility for future projects and potential new developments.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Price Range of Common Stock

Our common stock began trading on the Nasdaq under the symbol “WYNN” on October 25, 2002, at a price of $13.00 per share. Our common stock currently trades on the Nasdaq Global Select Market. The following table sets forth the high and low sale prices for the indicated periods as reported on the Nasdaq Global Select Market.

	High	Low
2005
First Quarter	$76.45	$60.40
Second Quarter	68.00	42.32
Third Quarter	58.20	43.27
Fourth Quarter	61.50	42.06

2006
First Quarter	$78.75	$52.44
Second Quarter	80.19	64.57
Third Quarter	78.86	60.82
Fourth Quarter	98.45	66.52

2007
First Quarter	$114.60	$89.06
Second Quarter	107.98	85.53
Third Quarter (through September 27, 2007)	168.80	88.41

On September 27, 2007, the last sales price of our common stock, as reported on the Nasdaq Global Select Market, was $166.98 per share.

Holders

There were approximately 263 holders of record of our common stock as of September 27, 2007.

Dividends

On November 13, 2006 our Board of Directors declared a special one-time distribution of $6.00 per common share which was paid on December 4, 2006.

We are a holding company and, as a result, our ability to pay dividends is dependent on our subsidiaries’ ability to provide funds to us. Additionally, we are the borrower under an aggregate $1.0 billion delayed-draw term loan credit facility dated as of June 21, 2007 that imposes (i) restrictions on our ability to make “restricted payments,” as defined in the facility, or to incur obligations to make such restricted payments and (ii) restrictions and prepayment obligations with respect to dispositions and distributions of equity interests and other funds from our subsidiaries. Restrictions imposed by our subsidiaries’ debt instruments significantly restrict certain key subsidiaries holding a majority of our assets, including Wynn Las Vegas, LLC and Wynn Macau, S.A. from making dividends or distributions to Wynn Resorts. Specifically, Wynn Las Vegas, LLC and certain of its subsidiaries are restricted under the indenture governing our first mortgage notes from making certain “restricted payments,” as defined in the indenture. These restricted payments include the payment of dividends or distributions to any direct or indirect holders of equity interests of Wynn Las Vegas, LLC. These restricted payments cannot be made unless certain financial and non-financial criteria have been satisfied. In addition, the terms of the other loan agreements of Wynn Las Vegas, LLC and Wynn Macau, S.A. contain similar restrictions.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, Deutsche Bank Securities Inc. (“DBSI”), has agreed to purchase from us 3,750,000 shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement.

The underwriting agreement provides that the obligations of DBSI to purchase the shares of common stock offered hereby are subject to certain conditions precedent. The underwriting agreement also provides that DBSI will purchase all of the shares of common stock offered by this prospectus supplement, other than those covered by the over-allotment option described below.

We have been advised by DBSI that it proposes to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus. After the initial offering of the shares of common stock, DBSI may change the public offering price.

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “WYNN.”

We have granted to DBSI an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 562,500 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. DBSI may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares of common stock to DBSI to the extent the option is exercised. If any additional shares of common stock are purchased, DBSI will offer the additional shares on the same terms as those on which the 3,750,000 shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by DBSI to us per share of common stock. We have agreed to pay DBSI the following discounts and commissions, assuming either no exercise or full exercise by DBSI of the over-allotment option:

		Total Fees
	Fee per Share	Without Exercise of Over-allotment Option	With Full Exercise of Over-allotment Option
Discounts and commissions paid by us	$4.00	$15,000,000	$17,250,000

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $280,000.

We have agreed to indemnify DBSI against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments DBSI may be required to make in respect of any of these liabilities.

Certain of our executive officers, directors and shareholders have agreed, subject to certain exceptions, not to directly or indirectly offer, sell, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of common stock, shares of common stock which may be issued upon exercise of a stock option or warrant and any other security convertible into or exchangeable for common stock, or enter into any hedging transaction relating to the common stock for a period of 60 days after the date of this prospectus supplement without the prior written consent of DBSI. This consent may be given at any time without public notice. Transfers or dispositions can be made during the lock-up period in the case of gifts, for estate planning purposes or other specified transactions where the donee signs a lock-up agreement.

DBSI has advised us that it does not intend to confirm sales to any account over which they exercise discretionary authority.

In connection with the offering, DBSI may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by DBSI of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than DBSI’s option to purchase additional shares of common stock from us in the offering. DBSI may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

Naked short sales are any sales in excess of the over-allotment option. DBSI must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering. In determining the source of shares to close out the covered short position, DBSI will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Stabilizing transactions consist of various bids for or purchases of our common stock made by DBSI in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

A prospectus in electronic format is being made available on the Internet web site maintained by DBSI. Other than the prospectus in electronic format, the information on DBSI’s web site and any information contained in any other web site maintained by DBSI is not part of the prospectus supplement or the registration statement of which the prospectus supplement forms a part.

DBSI and its affiliates have performed investment banking, commercial lending and advisory services for us and our affiliates, from time to time, for which they have received customary fees and expenses.

DBSI acted as joint lead arranger and joint book-running manager and Deutsche Bank Trust Company Americas, an affiliate of DBSI, acted as administrative agent in connection with a credit facility, dated as of June 21, 2007, providing for a delayed-draw term loan facility to us in the aggregate principal amount of $1.0 billion, which may be increased to an aggregate principal amount of $1.25 billion under certain circumstances and upon the satisfaction of certain conditions.

DBSI acted as lead arranger and joint book running manager, and Deutsche Bank Trust Company Americas, an affiliate of DBSI, acted as administrative agent, issuing lender and swing line lender, in connection with the amended and restated credit agreement, dated as of August 15, 2006, providing for revolving credit and term loan borrowings to Wynn Las Vegas, LLC in the aggregate principal amount of $1.125 billion, which may be increased to an aggregate principal amount of $1.425 billion under certain circumstances and upon the satisfaction of certain conditions.

Deutsche Bank AG, Hong Kong Branch, an affiliate of DBSI, acted as a global coordinating lead arranger under a $1.550 billion amended credit agreement executed on June 27, 2007 by one of our affiliates.

DBSI has represented and agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the closing date of this offering, will not offer or sell any shares of our common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of our common stock in, form or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom, any document received by it in connection with the issue of the shares of our common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

LEGAL MATTERS

Certain legal matters regarding the securities being offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Certain matters of Nevada law, including the validity of the shares of common stock offered hereby, will be passed upon for us by Brownstein Hyatt Farber Schreck, P.C., Las Vegas, Nevada. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Los Angeles, California.

PROSPECTUS

Under this prospectus, we may offer from time to time shares of our common stock to the public.

Prospectus supplements will be filed and other offering material may be provided at later dates that will contain specific terms of each offering of shares of our common stock.

Our common stock is quoted on The Nasdaq Global Select Market under the symbol “WYNN.” Our principal executive offices are located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

We urge you to read carefully this prospectus and any prospectus supplement and any other offering material filed or provided by us before you make your investment decision.

Investing in our common stock involves risks. See “ Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Neither the Nevada Gaming Commission, the Nevada State Gaming Control Board, nor any other gaming authority has passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement or the investment merits of the common stock or debt securities offered hereby. Any representation to the contrary is unlawful.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is September 27, 2007.

Unless the context otherwise requires or unless otherwise specified, all references in this prospectus to “Wynn Resorts,” “the Company,” “we,” “us” or “our,” or similar terms, refer to Wynn Resorts, Limited and its consolidated subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may sell the common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the common stock we may offer. Each time we sell common stock pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

RISK FACTORS

Investing in our common stock involves risks. You are urged to read and carefully consider the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this prospectus, and in documents we file with the SEC after the date of this prospectus and which are incorporated by reference into this prospectus, as described below under the heading “Incorporation by Reference.” Before making an investment decision, you should carefully consider these risks as well as other information we incorporate by reference in this prospectus. The risks and uncertainties that we have described are not the only ones facing us. The prospectus supplement applicable to each offering of common stock will contain additional information about risks applicable to an investment in us and shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with these requirements file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an

Internet site at http://www.sec.gov (not an active hyperlink) that contains reports, proxy and information statements, and other information regarding issuers, like Wynn Resorts, that file electronically with the SEC. Our filings with the SEC also may be accessed through our Internet website at http://www.wynnresorts.com (not an active hyperlink). Our website, and the information contained in, accessible from or connected to our website, shall not be deemed to be incorporated into, or otherwise constitute a part of, this prospectus.

INCORPORATION BY REFERENCE

We are “incorporating by reference” specified documents that we file with the SEC, which means that:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information that we file in the future with the SEC automatically will update and supersede earlier information contained or incorporated by reference in this prospectus.

We are incorporating by reference in this prospectus the following documents filed with the SEC:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2006;

•	our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007;

•	our current reports on Form 8-K filed on January 11, 2007, February 1, 2007, April 13, 2007, June 7, 2007, June 15, 2007, June 21, 2007, June 29, 2007 and July 5, 2007;

•	the description of our common stock set forth in our Registration Statement on Form 8-A, filed on October 7, 2002 (File No. 000-50028); and

•

all other documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to termination of the offering of the securities hereunder.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any additional information. Any statement contained in this prospectus, or a document incorporated or deemed to be incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Copies of the documents incorporated by reference in this prospectus are available from us upon request. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered with this prospectus, without charge to the requester, upon written or oral request. Exhibits to information incorporated by reference in this prospectus will not be sent, however, unless those exhibits have specifically been incorporated by reference in such information. Requests for such copies should be directed to the following:

Wynn Resorts, Limited

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(702) 770-7555

Attention: Vice President—Investor Relations

Except as provided above, no other information, including information on our internet site (http://www.wynnresorts.com), is incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference in this prospectus, contain statements that are forward-looking, including, but not limited to, statements relating to our business strategy and development activities as well as other capital spending, financing sources, the effects of regulation (including gaming and tax regulations), expectations concerning future operations, margins, profitability and competition. Any statements contained in this prospectus, including the documents incorporated by reference in this prospectus, that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, in some cases you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “would,” “could,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “continue” or the negative of these terms or other comparable terminology. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. These risks and uncertainties include, but are not limited to:

•	conditions precedent to funding under the agreements governing the disbursement of the proceeds of certain of our debt and equity offerings and borrowings under our credit facilities;

•	competition in the casino/hotel and resort industries;

•	completion of the second phase of our Wynn Macau casino resort on time and within budget;

•	completion of Encore on time and within budget;

•	our intention to fund a substantial portion of the development and construction costs of Encore with anticipated cash flows generated at Wynn Las Vegas;

•	doing business in foreign locations such as Macau (including the risks associated with Macau’s developing gaming regulatory framework);

•	new development and construction activities of competitors;

•	our limited operating history;

•	our dependence on Stephen A. Wynn and existing management;

•	our dependence on a limited number of properties for all of our cash flow;

•	leverage and debt service (including sensitivity to fluctuations in interest rates);

•	levels of travel, leisure and casino spending;

•	general domestic or international economic conditions;

•	pending or future legal proceedings;

•	changes in federal or state tax laws or the administration of such laws;

•	changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions);

•	applications for licenses and approvals under applicable jurisdictional laws and regulations (including gaming laws and regulations);

•

the impact that an outbreak of an infectious disease, such as avian flu, or the impact of a natural disaster, such as the tsunami which struck southeast Asia in December 2004, may have on the travel and leisure industry; and

•	the consequences of the war in Iraq and other military conflicts in the Middle East and any future security alerts and/or terrorist attacks.

Further information on potential factors that could affect our financial condition, results of operations and business are included in the sections entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, and our other filings with the SEC. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us. We undertake no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus.

THE COMPANY

We are a developer, owner and operator of destination casino resorts. We currently own and operate Wynn Las Vegas, a destination casino resort in Las Vegas, Nevada, which opened on April 28, 2005, and Wynn Macau, a destination casino resort in the Macau Special Administrative Region of the People’s Republic of China, which opened on September 6, 2006. In addition, on April 28, 2006, we commenced construction of Encore at Wynn Las Vegas, a hotel casino resort which, when completed, will be fully integrated with Wynn Las Vegas. We are also currently expanding Wynn Macau and in November 2006, announced “Wynn Diamond Suites” an additional hotel tower for Wynn Macau. Until the opening of Wynn Las Vegas in 2005, we were solely a development stage company.

The following table sets forth information about our operating properties as of July 2007:

	Hotel Rooms & Suites	Approximate Casino Square Footage	Number of Table Games	Number of Slots
Wynn Las Vegas	2,716	111,000	146	1,975
Wynn Macau	600	130,000	283	708

Wynn Las Vegas

We believe Wynn Las Vegas is the preeminent destination casino resort on the Strip in Las Vegas. Wynn Las Vegas features:

•	An approximately 111,000 square foot casino offering 24-hour gaming and a full range of games, including private baccarat salons, a poker room, and a race and sports book;

•

Luxury hotel accommodations in 2,716 spacious hotel rooms, suites and villas (in 2006, the Tower Suites at Wynn Las Vegas became the only casino resort in the world to receive both the Mobil Five Star and AAA Five Diamond distinctions);

•	22 food and beverage outlets featuring signature chefs, including the AAA Five Diamond and Mobil Five Star award-winning restaurant, Alex;

•	A Ferrari and Maserati automobile dealership;

•	Approximately 74,000 square feet of high-end, brand-name retail shopping, including stores and boutiques featuring Brioni, Chanel, Dior, Graff, Jean-Paul Gaultier, Louis Vuitton and Manolo Blahnik;

•	Recreation and leisure facilities, including an 18-hole golf course, five swimming pools, private cabanas and full service spa and salon; and

•	Two showrooms, a nightclub and lounge entertainment.

In March 2007, we remodeled the Le Rêve Theatre to enhance the customer experience. The theatre went from 2,087 to 1,606 seats providing additional room for guests and a more intimate experience. The remodel effort lasted approximately 30 days from March 6, 2007 through April 4, 2007, during which time there were no performances of Le Rêve. Also, in March 2007, we commenced performances of “Monty Python’s Spamalot” in our Grail Theatre.

The resort, which is located at the intersection of the Las Vegas Strip and Sands Avenue, occupies approximately 217 acres of land fronting the Las Vegas Strip and approximately 18 additional acres across Sands Avenue, a portion of which is utilized for employee parking.

Encore at Wynn Las Vegas

We are constructing Encore on approximately 20 acres on the Las Vegas Strip, immediately adjacent to Wynn Las Vegas. Encore’s current plans include a 2,034 all-suite hotel tower fully integrated with Wynn Las Vegas, an approximately 72,000 square foot casino, additional convention and meeting space, as well as restaurants, a nightclub, swimming pools, a spa and salon and retail outlets. We continue to refine the final design of Encore. Encore is expected to open in early 2009. Our project budget is currently estimated at approximately $2.2 billion, consisting of approximately $2.1 billion for Encore and approximately $100 million for an employee parking garage on our Koval property, an associated pedestrian bridge and costs incurred in connection with the theatre remodeling and production of “Monty Python’s Spamalot” at Wynn Las Vegas, which opened March 2007.

Wynn Macau

We opened Wynn Macau on September 6, 2006. Wynn Macau is located on 11 acres of a total site area of 16 acres of land and features:

•	An approximately 130,000 square foot casino offering 24-hour gaming and a full range of games, including private gaming salons;

•	Luxury hotel accommodations in 600 rooms and suites;

•	Casual and fine dining in five restaurants;

•

Approximately 26,000 square feet of high-end, brand-name retail shopping, including stores and boutiques featuring Bulgari, Chanel, Dior, Fendi, Giorgio Armani, Louis Vuitton, Piaget, Prada, Tiffany, and others;

•	Recreation and leisure facilities, including a health club, pool and spa; and

•	Lounges and meeting facilities.

Construction and development continues on the second phase. This phase includes additional gaming space, a dramatic front feature attraction, a theater showroom and additional food, beverage and retail amenities. In September 2007, we opened approximately 20,000 square feet of additional gaming space and one restaurant at Wynn Macau in this second phase. The remaining portion of the expansion is expected to open by Chinese New Year, 2008. After the completion of the expansion, Wynn Macau is expected to have a total of approximately 380 table games and 1,200 slot machines.

In July 2007, Wynn Macau S.A. issued a notice to proceed to the general contractor with respect to approximately $347.8 million of construction costs relating to the construction of Wynn Diamond Suites. While the complete project budget is still being finalized, we expect the costs to be in the range of $550 to $600 million. We expect Wynn Diamond Suites to open to the public in the first half of 2010. First announced in November 2006, Wynn Diamond Suites will be fully integrated into Wynn Macau and is expected to have 400 luxury suites and villas.

We operate Wynn Macau under a 20-year casino concession agreement granted by the Macau government in June 2002.

Cotai Development

We have submitted an application to the Macau government for a concession of land in Cotai. We recently reconfigured our site plan for 52 acres and are awaiting final approval.

Company Information

Our principal executive offices are located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, telephone (702) 770-7555.

USE OF PROCEEDS

Unless otherwise stated in the applicable prospectus supplement, we intend to use the net proceeds of any securities sold by us for general corporate purposes.

LEGAL MATTERS

Unless otherwise specified in connection with the particular offering of common stock, certain legal matters regarding the offering of the common stock pursuant to this prospectus will be passed upon for us by Brownstein Hyatt Farber Schreck, P.C., Las Vegas, Nevada.

EXPERTS

The consolidated financial statements of Wynn Resorts, Limited appearing in Wynn Resorts, Limited’s Annual Report on Form 10-K for the year ended December 31, 2006 (including financial statement schedules appearing therein) and Wynn Resorts, Limited’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements, and related financial statement schedules, of Wynn Resorts, Limited as of the year ended December 31, 2005 and for each of the two years in the period ended December 31, 2005, incorporated in this prospectus by reference from Wynn Resorts’ Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or of any sale of our common stock.

Prospectus Supplement

Prospectus

3,750,000 Shares

Common Stock

Deutsche Bank Securities

Sole Book-Running Manager

Prospectus Supplement

(to Prospectus dated September 27, 2007)

September 28, 2007